EXHIBIT 99.1

Fifth Street Finance Corp. Announces Fourth Quarter and Fiscal Year Ended September 30, 2015 Financial Results

GREENWICH, CT, December 1, 2015 - Fifth Street Finance Corp. (NASDAQ:FSC) ("FSC" or "we") announces its financial results for the fourth fiscal quarter and year ended September 30, 2015.

Fourth Fiscal Quarter 2015 Financial Highlights

•	Net investment income for the quarter ended September 30, 2015 was $28.2 million, or $0.18 per share;

•	Net asset value per share was $9.00 as of September 30, 2015;

•	We closed $279.3 million of investments during the quarter ended September 30, 2015; and

•	We repurchased approximately $20 million of our common shares in the open market during the quarter ended September 30, 2015.

Fiscal Year 2015 Financial Highlights

•	Net investment income for the year ended September 30, 2015 was $114.9 million, or $0.75 per share, as compared to $142.6 million, or $1.00 per share, for the year ended September 30, 2014;

•	Net realized and unrealized losses for the year ended September 30, 2015 were $99.5 million, or $0.65 per share, as compared to $30.0 million, or $0.21 per share, for the year ended September 30, 2014; and

•	Net increase in net assets resulting from operations for the year ended September 30, 2015 was $15.4 million, or $0.10 per share, as compared to $112.5 million, or $0.79 per share, for the year ended September 30, 2014.

Portfolio and Investment Activity

Our Board of Directors determined the fair value of our investment portfolio at September 30, 2015 and September 30, 2014 to be $2.4 billion and $2.5 billion, respectively. Total assets at September 30, 2015 and September 30, 2014 were $2.6 billion and $2.7 billion, respectively.

During the quarter ended September 30, 2015, we closed $279.3 million of investments in ten new and six existing portfolio companies, and funded $288.0 million across new and existing portfolio companies. This compares to closing $394.4 million in nine new and five existing portfolio companies, and funding $274.9 million during the quarter ended September 30, 2014. During the quarter ended September 30, 2015, we received $74.7 million in connection with the full repayments of four of our debt investments, all of which were exited at or above par. Notably, during the quarter ended September 30, 2015 we were repaid at par on our only CLO debt investment, receiving $30.4 million and resulting in no remaining CLO exposure. We also received an additional $108.1 million in connection with syndications and sales of debt investments.

At September 30, 2015, our portfolio consisted of investments in 135 companies, 115 of which were completed in connection with investments by private equity sponsors, one of which was in Senior Loan Fund JV I, LLC ("SLF JV I") and 19 of which were in private equity funds. At fair value, 93.7% of our portfolio consisted of debt investments (78.8% of our portfolio consisted of senior secured loans). Our average portfolio company debt investment size at fair value was $20.7 million at September 30, 2015, versus $24.2 million at September 30, 2014.

As of September 30, 2015, SLF JV I had $419.0 million in assets, including senior secured loans to 34 portfolio companies.  The joint venture generated income of $5.2 million to FSC during the fourth fiscal quarter, which represented a 15.4% weighted average annualized return on investment.  In July 2015, SLF JV I closed on $200 million of additional leverage, which should allow SLF JV I to expand up to its anticipated size of $600 million of assets.

Our weighted average yield on debt investments at September 30, 2015, including the return on SLF JV I, was 10.8% and included a cash component of 10.3%. At September 30, 2015 and September 30, 2014, $1.7 billion and $1.6 billion, respectively, of our debt investments at fair value bore interest at floating rates, which represented 77.5% and 70.0%, respectively, of our total portfolio of debt investments at fair value.

Results of Operations

Total investment income for the quarters ended September 30, 2015 and September 30, 2014 was $63.8 million and $76.2 million, respectively. For the quarter ended September 30, 2015, the amount primarily consisted of $55.0 million of interest income from portfolio investments. For the quarter ended September 30, 2014, the amount primarily consisted of $58.8 million of interest income from portfolio investments. For the quarter ended September 30, 2015, PIK interest income net of PIK collected in cash represented only 3.7% of total investment income.

Total investment income for the years ended September 30, 2015 and September 30, 2014 was $265.5 million and $294.0 million, respectively. For the year ended September 30, 2015, the amount primarily consisted of $229.3 million of interest income from portfolio investments. For the year ended September 30, 2014, the amount primarily consisted of $236.8 million of interest income from portfolio investments.

Net expenses for the quarters ended September 30, 2015 and September 30, 2014 were $35.6 million and $38.8 million, respectively. Net expenses for the years ended September 30, 2015 and September 30, 2014 were $150.5 million and $151.4 million, respectively. Net expenses decreased for the quarter ended September 30, 2015 as compared to the quarter ended September 30, 2014, due primarily to a decrease in incentive fees, which was attributable to a 24.8% decrease in pre-incentive fee net investment income for the year-over-year period.

Net realized and unrealized losses on our investment portfolio for the quarters ended September 30, 2015 and September 30, 2014 were $30.5 million and $9.0 million, respectively. Net realized and unrealized losses on our investment portfolio for the years ended September 30, 2015 and September 30, 2014 were $99.5 million and $30.0 million, respectively. For the quarter ended September 30, 2015, over 50% of the net unrealized depreciation on our portfolio was due to market movements, as increased volatility in loan prices driven by the market dislocation that occurred during the quarter negatively affected our investment valuations accordingly.

"FSC is pleased to report solid results during a September quarter that saw broader market volatility.  This represents the third straight quarter that our net investment income exceeded our quarterly dividend, generating excess earnings to enhance our operating flexibility.  Additionally, during the quarter we executed on our announced share repurchase plan, completing a buyback of $20 million of our stock," stated Todd G. Owens, Chief Executive Officer, adding, "The yield on our credit portfolio has remained relatively flat quarter-over-quarter and we believe that our overall portfolio remains stable despite some credit deterioration in select portfolio investments during the September quarter."

During our September 30, 2015 fiscal year-end audit work, we identified errors in the recognition of fee revenue over a four year period, from fiscal years 2012 through 2015. These errors mainly affected the timing of fee revenue recognition and were partially offset by the overpayment of Part I fees to our investment adviser. In aggregate over the four years, we prematurely recognized $12.9 million in fee revenue and paid $2.6 million in Part I fees, which resulted in a cumulative overstatement to net investment income of $10.3 million, or 2.3% of cumulative net investment income over the same period. In addition, we understated our net assets by $2.6 million as of June 30, 2015. We have revised our financials to reflect the cumulative adjustments related to the three fiscal years of 2012, 2013 and 2014 as out-of-period adjustments to the three months ended December 31, 2014. Such adjustments resulted in a decrease of $3.9 million in net investment income and an increase of $1.0 million in in net assets. The balance of the revisions are reflected in the remaining quarters of our fiscal 2015 results. The $2.6 million of cumulative premature payments of Part I fees will be fully refunded by the limited partners of Fifth Street Holdings LP, the owner of our investment adviser, by December 31, 2015, and the prior period financial impacts have been reflected in FSC's September 30, 2015 Form 10-K.

Liquidity and Capital Resources

As of September 30, 2015, we had $143.5 million in cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $2.4 billion, $15.7 million of interest, dividends and fees receivable, $225.0 million of SBA debentures payable, $427.3 million of borrowings outstanding under our credit facilities, $115.0 million of unsecured convertible notes payable, $410.3 million of unsecured notes payable and $21.2 million of secured borrowings.

As of September 30, 2014, we had $109.0 million in cash and cash equivalents (including restricted cash), portfolio investments (at fair value) of $2.5 billion, $15.2 million of interest, dividends and fees receivable, $225.0 million of SBA debentures payable, $317.4 million of borrowings outstanding under our credit facilities, $115.0 million of unsecured convertible notes payable, $409.9 million of unsecured notes payable and $84.8 million of secured borrowings.

During the three months ended September 30, 2015, we finalized an amendment to extend the maturity and reduce pricing on our $125 million revolving credit facility with Sumitomo Mitsui Banking Corporation. The reinvestment period was extended by one year to September 30, 2017 and the maturity date was extended by one year to September 16, 2021. Additionally, the stated interest rate on the facility was changed from LIBOR plus 2.25% per annum to LIBOR plus 2.00% or LIBOR plus 2.25% per annum, based on actual usage levels.

Dividend Declaration

On November 30, 2015, our Board of Directors declared the following distributions:

•	$0.06 per share, payable on December 30, 2015 to stockholders of record on December 15, 2015;
•	$0.06 per share, payable on January 28, 2016 to stockholders of record on January 15, 2016; and
•	$0.06 per share, payable on February 26, 2016 to stockholders of record on February 12, 2016.

Dividends are paid primarily from distributable (taxable) income. To the extent our taxable earnings for a fiscal taxable year fall below the total amount of our dividend distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to our stockholders. Our Board of Directors determines dividends based on estimates of distributable (taxable) income, which differ from book income due to temporary and permanent differences in income and expense recognition and changes in unrealized appreciation and depreciation on investments.

Stock Repurchase Program

Our Board of Directors previously authorized a common stock repurchase program to acquire up to $100 million of the outstanding shares of our common stock. Common stock repurchases under this program were to be made through the open market at times, and in such amounts, as our management deemed appropriate. The program expired on November 20, 2015, and on November 30, 2015 our Board of Directors approved a new $100 million common stock repurchase program through November 30, 2016. For the fiscal year ended September 30, 2015, the Company repurchased 3,077,447 shares at the weighted average price of $6.48 per share, resulting in $20.0 million of cash paid under the stock repurchase program.

Any common stock repurchases under the newly authorized program are to be made in the open market, privately negotiated transactions or otherwise at times, and in such amounts, as management deems appropriate subject to various factors, including company performance, capital availability, general economic and market conditions, regulatory requirements and other corporate considerations, as determined by management. The newly authorized repurchase program may be suspended or discontinued at any time. The company expects to finance the stock repurchases with existing cash balances or by incurring leverage.

Portfolio Asset Quality

We utilize the following investment ranking system for our investment portfolio:

•	Investment Ranking 1 is used for investments that are performing above expectations and/or capital gains are expected.

•	Investment Ranking 2 is used for investments that are performing substantially within our expectations, and whose risks remain materially consistent with the potential risks at the time of the original or restructured investment. All new investments are initially ranked 2.

•	Investment Ranking 3 is used for investments that are performing below our expectations and for which risk has materially increased since the original or restructured investment. The portfolio company may be out of compliance with debt covenants and may require closer monitoring. To the extent that the underlying agreement has a PIK interest provision, investments with a ranking of 3 are generally those on which we are not accruing PIK interest.

•	Investment Ranking 4 is used for investments that are performing substantially below our expectations and for which risk has increased substantially since the original or restructured investment. Investments with a ranking of 4 are those for which some loss of principal is expected and are generally those on which we are not accruing cash interest.

At September 30, 2015 and September 30, 2014, the distribution of our investments on the 1 to 4 investment ranking scale at fair value was as follows:

Investment Ranking	September 30, 2015				September 30, 2014
	Fair Value	% of Portfolio	Leverage Ratio		Fair Value	% of Portfolio	Leverage Ratio
1	$215,095	8.95%	1.85		$65,268	2.61%	1.94
2	2,040,006	84.91	4.94		2,424,290	97.14	4.84
3	122,128	5.08	5.54		—	—	—
4	25,266	1.06	NM	(1)	6,356	0.25	NM	(1)
Total	$2,402,495	100.00%	4.60		$2,495,914	100.00%	4.75

_____________

(1)                 Due to operating performance this ratio is not measurable and, as a result, is excluded from the total portfolio calculation.

We may from time to time modify the payment terms of our investments, either in response to current economic conditions and their impact on certain of our portfolio companies or in accordance with tier pricing provisions in certain loan agreements. As of September 30, 2015, we had modified the payment terms of our investments in 16 portfolio companies. Such modified terms may include increased PIK interest provisions and reduced cash interest rates. These modifications, and any future modifications to our loan agreements, may limit the amount of interest income that we recognize from the modified investments, which may, in turn, limit our ability to make distributions to our stockholders.

As of September 30, 2015, there were four investments on which we had stopped accruing cash and/or PIK interest and OID income. We added one investment to PIK nonaccrual status during the quarter ended September 30, 2015. While this investment was current with their cash interest payments, we reversed $29,000 of noncash income related to this investment for the quarter.

Fifth Street Finance Corp.

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

(audited)

	September 30, 2015	September 30, 2014
ASSETS
Investments at fair value:
Control investments (cost September 30, 2015: $333,520; cost September 30, 2014: $387,625)	$318,893	$394,872
Affiliate investments (cost September 30, 2015: $36,637; cost September 30, 2014: $37,757)	40,606	40,764
Non-control/Non-affiliate investments (cost September 30, 2015: $2,102,781; cost September 30, 2014: $2,069,301)	2,042,996	2,060,278
Total investments at fair value (cost September 30, 2015: $2,472,938; cost September 30, 2014: $2,494,683)	2,402,495	2,495,914
Cash and cash equivalents	138,377	86,731
Restricted cash	5,107	22,315
Interest, dividends and fees receivable	15,687	15,224
Due from portfolio companies	2,641	22,950
Receivables from unsettled transactions	5,168	4,750
Deferred financing costs	16,051	20,334
Other assets	131	—
Total assets	$2,585,657	$2,668,218

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$5,006	$3,908
Base management fee payable	12,105	12,372
Part I incentive fee payable	4,426	9,309
Due to FSC CT	2,965	2,464
Interest payable	4,300	5,797
Amounts payable to syndication partners	1,316	3,817
Payable from unsettled transaction	3,648	—
Credit facilities payable	427,295	317,395
SBA debentures payable	225,000	225,000
Unsecured convertible notes payable	115,000	115,000
Unsecured notes payable	410,320	409,878
Secured borrowings at fair value (proceeds September 30, 2015: $21,787; proceeds September 30, 2014: $84,750)	21,182	84,803
Total liabilities	1,232,563	1,189,743
Commitments and contingencies
Net assets:
Common stock, $0.01 par value, 250,000 shares authorized; 150,668 and 153,340 shares issued at September 30, 2015 and September 30, 2014, respectively	1,507	1,533
Additional paid-in-capital	1,631,523	1,649,086
Treasury stock, 423 shares at September 30, 2015	(2,538)	—
Net unrealized appreciation (depreciation) on investments and secured borrowings	(69,838)	1,178
Net realized loss on investments, secured borrowings and interest rate swap	(180,945)	(152,416)
Accumulated overdistributed net investment income	(26,615)	(20,906)
Total net assets (equivalent to $9.00 and $9.64 per common share at September 30, 2015 and September 30, 2014, respectively)	1,353,094	1,478,475
Total liabilities and net assets	$2,585,657	$2,668,218

Fifth Street Finance Corp.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(audited)

	Three months ended September 30, 2015	Three months ended September 30, 2014	Year ended September 30, 2015	Year ended September 30, 2014
Interest income:
Control investments	$3,468	$5,485	$15,541	$14,839
Affiliate investments	1,084	1,112	4,338	4,084
Non-control/Non-affiliate investments	47,406	45,476	195,988	193,720
Interest on cash and cash equivalents	19	9	55	17
Total interest income	51,977	52,082	215,922	212,660
PIK interest income:
Control investments	950	2,102	5,029	9,615
Affiliate investments	217	214	860	966
Non-control/Non-affiliate investments	1,826	4,445	7,500	13,560
Total PIK interest income	2,993	6,761	13,389	24,141
Fee income:
Control investments	273	3,140	1,841	7,211
Affiliate investments	16	37	52	230
Non-control/Non-affiliate investments	4,700	10,338	20,371	45,382
Total fee income	4,989	13,515	22,264	52,823
Dividend and other income:
Control investments	3,394	3,312	12,574	3,313
Non-control/Non-affiliate investments	417	547	1,326	1,017
Total dividend and other income	3,811	3,859	13,900	4,330
Total investment income	63,770	76,217	265,475	293,954
Expenses:
Base management fee	12,250	12,596	51,615	51,735
Part I incentive fee	7,015	9,309	28,575	35,472
Professional fees	1,084	1,173	4,079	3,948
Board of Directors fees	178	166	722	598
Interest expense	13,659	13,682	56,654	51,465
Administrator expense	484	705	3,090	2,810
General and administrative expenses	1,086	1,352	6,346	6,039
Total expenses	35,756	38,983	151,081	152,067
Base management fee waived	(145)	(224)	(546)	(687)
Net expenses	35,611	38,759	150,535	151,380
Net investment income	28,159	37,458	114,940	142,574
Unrealized appreciation (depreciation) on investments:
Control investments	(5,324)	(5,247)	(21,874)	(737)
Affiliate investments	(421)	230	962	882
Non-control/Non-affiliate investments	(26,565)	(5,160)	(50,762)	(32,309)
Net unrealized depreciation on investments	(32,310)	(10,177)	(71,674)	(32,164)
Net unrealized (appreciation) depreciation on secured borrowings	474	2	658	(53)
Realized gain (loss) on investments and secured borrowings:
Control investments	(132)	—	(4,516)	(299)
Affiliate investments	—	—	72	—
Non-control/Non-affiliate investments	1,420	1,156	(24,085)	2,474
Net realized gain (loss) on investments and secured borrowings	1,288	1,156	(28,529)	2,175
Net increase (decrease) in net assets resulting from operations	$(2,389)	$28,439	$15,395	$112,532
Net investment income per common share — basic	$0.18	$0.25	$0.75	$1.00
Earnings (loss) per common share — basic	$(0.02)	$0.19	$0.10	$0.79
Weighted average common shares outstanding — basic	152,639	150,472	153,164	141,992
Net investment income per common share — diluted	$0.18	$0.25	$0.75	$0.99
Earnings (loss) per common share — diluted	$(0.02)	$0.19	$0.10	$0.79
Weighted average common shares outstanding — diluted	160,430	158,263	160,954	149,783
Distributions per common share	$0.18	$0.25	$0.79	$1.00

Conference Call Information

We will hold a conference call at 10:00 a.m. (Eastern Time) on Tuesday, December 1, 2015, to discuss our fourth quarter and fiscal year end financial results. All interested parties are welcome to participate. Domestic callers can access the conference call by dialing (888) 311-8137. International callers can access the conference call by dialing +1 (330) 863-3372. All callers will need to enter the Conference ID Number 55876769 and reference "Fifth Street Finance Corp." after being connected with the operator. All callers are asked to dial in 10-15 minutes prior to the call so that name and company information can be collected.  An archived replay of the call will be available approximately four hours after the end of the conference call and will be available through December 8, 2015 to domestic callers by dialing (855) 859-2056 and to international callers by dialing +1 (404) 537-3406. For all replays, please reference Conference ID Number 55876769. An archived replay will also be available online on the "Investor Relations" section of FSC's website under the "News & Events - Calendar of Events" section. FSC's website can be accessed at fsc.fifthstreetfinance.com.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a leading specialty finance company that provides custom-tailored financing solutions to small and mid-sized companies, primarily in connection with investments by private equity sponsors.  The company originates and invests in one-stop financings, first lien, second lien, mezzanine debt and equity co-investments.  FSC's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.  The company has elected to be regulated as a business development company and is externally managed by a subsidiary of Fifth Street Asset Management Inc. (NASDAQ:FSAM), a nationally recognized credit-focused asset manager with over $5 billion in assets under management across multiple public and private vehicles.  With a track record of over 17 years, Fifth Street's platform has the ability to hold loans up to $250 million and structure and syndicate transactions up to $500 million.  Fifth Street received the 2015 ACG New York Champion's Award for "Lender Firm of the Year," and other previously received accolades include the ACG New York Champion's Award for "Senior Lender Firm of the Year," "Lender Firm of the Year" by The M&A Advisor and "Lender of the Year" by Mergers & Acquisitions.  FSC's website can be found at fsc.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain, and certain oral statements made by our representatives from time to time may contain, forward-looking statements, including statements with regard to the future performance of the company. Words such as "believes," "expects," "estimates," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company's filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:          Investor Contact:

Robyn Friedman, Senior Vice President, Head of Investor Relations

(203) 681-3720

ir@fifthstreetfinance.com

Media Contact:

Michael Freitag / James Golden / Alyssa Cass

Joele Frank Wilkinson Brimmer Katcher

(212) 355-4449